DATRON SYSTEMS INCORPORATED
                             SUBSIDIARIES

                            MARCH 31, 2001


                                               Percentage of     Jurisdiction
                                             Voting Securities     in which
                                              Owned by Parent    Incorporated

Datron World Communications Inc.                  100%            California

Datron Advanced Technologies Inc.                 100%            California

	Datron Resources Inc.  (a wholly owned
        subsidiary of Datron/Transco Inc.)        100%            California

Datron/Trans World Communications
Int'l Ltd. (a Foreign Sales Corporation)          100%            U.S. Virgin
                                                                    Islands